Exhibit 10.47

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made between J. Robert Horton (“Horton”) and DOV Pharmaceutical, Inc. (“DOV” or the “Company”).

WHEREAS, Horton commenced employment by DOV on July 29, 2002;

WHEREAS, Horton’s employment with DOV as senior vice president and general counsel will terminate effective May 5, 2006;

WHEREAS, DOV has agreed to provide Horton with separation payments and transition benefits subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, DOV and Horton hereby agree as follows:

1. Separation of Employment. Horton and DOV hereby ratify and affirm that Horton will retire and terminate from any and all positions he holds with DOV effective as of May 5, 2006 (the “Separation Date”). For option exercise purposes the termination is classified as retirement pursuant to Horton’s Employment Agreement with DOV.

2. Separation Payments. DOV will pay Horton on April 14, and 28, 2006, his regular payroll check and on the next following payroll date, May 12, 2006, his regular payroll check through May 5, 2006, plus 18 days of accrued, unused vacation through the Separation Date. The Company will keep Horton on medical and dental benefits until May 30, 2006, at which time he will then be eligible for COBRA. Other than the foregoing, and subject to the following sentence, Horton agrees that he has received all salary and any other compensation or fringe benefits owed to him by DOV through the Separation Date, and agrees that he has no further claims against DOV for salary and any other compensation or fringe benefits through the Separation Date. However, in consideration of the promises made by Horton in this Agreement, including the releases given by Horton to DOV in Paragraphs 3 through 6 of this Agreement, the parties have agreed on the following post-termination benefits:

(a)
DOV shall pay Horton at regular payroll intervals his basic compensation as of the Separation Date (based on his final basic compensation rate of $28,333.33 per month) for 15 months through August 5, 2007 (such 15 month period referred to herein as the “Severance Period”), provided that if the parties agree that Horton is a “specified employee” within the meaning of Section 409A of the Code, such payments will not commence for six months after the Separation Date and DOV instead shall pay Horton on November 6, 2006, a lump sum payment equal to six months’ basic compensation plus, to the extent deferred pursuant to subparagraph (b), a lump sum payment equal to the cost to maintain and/or continue (as applicable) for such six-month period the medical, life, dental and disability insurance benefits which are provided pursuant to subparagraph (b) below;

(b)
DOV shall (i) pay on Horton’s behalf (or if more administratively practicable, reimburse Horton for) all premiums associated with the continuation of medical and dental insurance coverage for the duration of the Severance Period for Horton and his eligible dependants pursuant to COBRA (subject to Horton’s proper election of and eligibility for such continuation coverage under COBRA); and (ii) provide Horton with continuation for the duration of the Severance Period of the life and disability insurance coverage Horton was receiving from DOV immediately prior to the Separation Date at no cost to Horton (or, to the extent such continued coverage is not permitted under the applicable policies or law, shall pay premiums on Horton’s behalf not to exceed in the case of disability the premium payment rate that was paid by the Company prior to the Separation Date (or, if more administratively practicable, reimburse Horton for all such premiums) associated with obtaining and providing Horton with reasonably comparable life and disability insurance coverage for the duration of the Severance Period); provided that, if the parties agree that it is necessary to avoid a penalty tax under Section 409A of the Code, Horton shall pay the entire cost of such benefits for the first six months, and DOV shall pay Horton a lump sum payment of such costs in accordance with the procedure set forth in subparagraph (a);

(c)
effective as of the Separation Date, the vesting of all stock options to acquire DOV stock held by Horton that are unvested shall accelerate and thereupon vest. It is the parties’ intention that such options remain exercisable for the longest period permissible without causing Horton to incur a penalty tax under Section 409A. Under current Internal Revenue Service proposed regulations, such options may, and shall be exercisable up to and including December 31, 2007, provided that, if Horton determines upon tax advice that an extension of time to exercise to a date not later than August 5, 2010, is permissible without incurring a penalty tax under Section 409A, such options shall be extended, to and including such later date given by notice to DOV;

(d)
commencing May 8, 2006, Horton shall be available upon reasonable notice to perform consulting services (as an independent contractor) of up to half-time during business days in May and June 2006 (the “Consulting Period”) for which DOV shall pay Horton $200 per hour plus reasonable out-of-pocket expenses; and

(e)
if a replacement general counsel has not started employment with DOV during the above Consulting Period sufficient to permit a suitable transition orientation, and starts employment on or prior to November 4, 2006, Horton shall provide reasonable consulting services for such purpose at no charge.

The foregoing severance payments shall be made net of standard withholdings and authorized deductions, except that with respect to any consulting services performed during the Consulting Period, Horton shall be an independent contractor and nothing herein, explicitly or implicitly, shall be deemed or construed to create a joint venture, partnership, agency or employee/employer relationship between Horton and DOV with respect to the Consulting Period for any purpose, including but not limited to taxes or employee benefits. Horton thus understands that he will be solely responsible for paying all federal, state and local taxes (including income tax, FICA, FUTA and other taxes that may be due) as a result of any consulting fees he receives pursuant to this Agreement; and that he will not accrue any benefits under, or be covered by, any employee benefit plans of DOV (except for any continuation coverage as otherwise provided in subparagraph (b) above). The severance, insurance and other payments and benefits provided by DOV hereunder pursuant to subparagraphs (a)-(e) are subject to Horton’s signing and delivering this agreement to DOV. In the event of Horton’s death prior to full performance by DOV of its obligation hereunder, severance and insurance payments if any yet to be paid, and DOV options if any not yet exercised, shall be paid to, or exercised by, his wife Anne Horton or if she dies to his or her legal representative or legatee. Horton acknowledges that the payments and benefits to be provided pursuant to subparagraphs (a)-(e) are payments and benefits to which he would not otherwise be entitled absent his agreement to and compliance with the terms and conditions of this Agreement.

3. General Release by Horton. In consideration of the representations and covenants undertaken by DOV, including the payments and benefits described in Paragraph 2 of this Agreement, Horton releases, discharges and promises not to sue DOV and its parent, if any, subsidiaries, affiliates and related companies, and any of and all its current or former directors, officers, members, employees, attorneys, representatives, insurers, agents, successors, and assigns (individually and collectively the “DOV Releasees”), from and with respect to any and all claims, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, judgments, causes of action, and contingencies whatsoever (except claims, etc., that arise hereunder relating to the enforcement hereof), including attorneys’ fees and costs, in law or in equity, known or unknown, suspected or unsuspected, asserted or unasserted, that, against the DOV Releasees, Horton and his heirs, administrators, executors, successors, assigns and attorneys ever had, now have, or hereafter can, shall, or may have for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Agreement. This includes (i) any claims for compensation, salary, bonus or similar benefit, severance pay, pension, vacation pay, life insurance, disability benefits, health or medical insurance, or any other fringe benefit; (ii) any claims under any federal, state, or local law, regulation, or ordinance, including any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New York State Human Rights Law, New York Executive Law § 290 or the New York City Administrative Code; (iii) any claims arising out of or relating to his employment with DOV, the terms and conditions of such employment and/or the separation of such employment; and (iv) any claims related to stock options, any claims for breach of contract (express or implied), and any claims under common law. The parties intend this release by Horton to be a general release of any and all claims to the fullest extent permissible by law.

4. New Jersey LAD, FLA and CEPA Statutes Waiver. Horton recognizes that as part of his agreement to release any and all claims against the DOV Releasees, he is releasing claims under the New Jersey Law Against Discrimination, the New Jersey Family Leave Act and the New Jersey Conscientious Employee Protection Act, although he has never asserted such claims. By his signature below, Horton represents and warrants that he has been advised to consult with an attorney of his own choosing and that he has been given a reasonable period of time of at least twenty-one (21) days to consider this Agreement and his release of claims pursuant to this Agreement.

5. Older Workers Benefit Protection Act Disclosure and Waiver. Horton recognizes that as part of his agreement to release any and all claims against the DOV Releasees, he is releasing claims for age discrimination under the Age Discrimination in Employment act, although he has never asserted such claims. Accordingly, Horton has a right to reflect upon this Agreement for a period of twenty-one (21) days before executing it, and he has an additional period of seven (7) days after executing this Agreement to revoke it under the terms of the Older Worker Benefit Protection Act. If Horton elects to revoke this Agreement, he must provide written notice of such revocation to Louis Januzzi, Assistant General Counsel, DOV Pharmaceutical, Inc., 433 Hackensack Avenue, Hackensack, NJ 07601 by no later than the end of the seventh (7th) day after Horton executed this Agreement (this seven day period referred to herein as the “Revocation Period”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period shall be deemed to be the next business day after such Saturday, Sunday or holiday. This Agreement shall be effective upon the expiration of the Revocation Period if Horton has not revoked it during the Revocation Period. By his signature below, Horton represents and warrants that he has been advised to consult with an attorney of his own choosing, that he has been given a reasonable amount of time to consider this Agreement, and that if Horton signs this Agreement prior to the expiration of the twenty-one (21) day review period, he is voluntarily and knowingly waiving the remainder of his twenty-one (21) day review period.

6. Indemnification for Claims Filed by Horton. If Horton files a complaint, charge or lawsuit against any of the DOV Releasees regarding any of the claims released herein, Horton shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including the attorneys’ fees of any party against whom he has filed such a complaint, charge or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under the Age Discrimination in Employment Act.

7. Return of DOV’s Property. Horton represents that by the Separation Date he will have returned to DOV all property of DOV in his possession, including, if any, all his computer equipment, access cards, and corporate credit cards, pagers, cellular phones and chargers, and other property paid for by DOV. If Horton gives to DOV books and other documents belonging to him and currently maintained in his legal library at DOV, he shall be accorded access thereto after the Separation Date upon reasonable notice should such need arise, to include temporary borrowing or copying at his expense.

8. Confidential Information of DOV. Horton recognizes and agrees that DOV’s confidential information concerning its business, its clients, prospects and contacts, which includes such things as client lists, pricing information, financial information and data, business development plans and strategies, and personnel policies and practices are valuable, special and unique assets of DOV’s business, access to and knowledge of which were essential to the performance of Horton’s duties while employed by DOV. Horton represents that he will not disclose such confidential information, knowledge or data that he obtained during his employment with DOV and that is not or does not become public knowledge (other than by acts of Horton or his representatives in violation of this Agreement).

9. Confidential Nature of Agreement. Horton agrees to keep this Agreement and the provisions of this Agreement confidential prior to any public disclosure by DOV, except that he may disclose the existence and terms of this Agreement, if necessary, to his tax advisors and attorneys, to his immediate family members and as otherwise required by law.

10. Liquidated Damages. It is the parties’ intent to have the promises of confidentiality contained in Paragraphs 8 and 9 enforced to the fullest extent. Horton and DOV agree that money damages could not adequately compensate DOV in the case of a breach or threatened breach of these promises of confidentiality and that, therefore, DOV would be entitled to injunctive relief upon such breach. Horton agrees that if a court finds that he has disclosed the existence or the terms of this Agreement or disclosed DOV’s confidential information in violation of Paragraphs 8 and 9, such violation shall constitute and be treated as a material breach of this Agreement and, in addition, shall cause Horton to pay DOV total liquidated damages in the amount of the aggregate separation payments made pursuant to Paragraph 2, plus the actual attorneys’ fees and related costs incurred by DOV to enforce Paragraphs 7 and 8 of this Agreement.

11. Non-Disparagement. The parties agree that neither will make any oral or written statements to any person, firm, corporation or other entity that reflects negatively on the other or on any of DOV’s officers or employees. The parties acknowledge that neither has and agree that neither will engage in any conduct that is injurious to the other’s reputation or interest, including publicly disparaging (or inducing or encouraging others to publicly disparage) the other. The term “disparage” includes comments or statements to the press, professional associates, employees of DOV, or individuals or entities with whom the parties have a relationship or potential relationship that would adversely affect in any manner the reputation of the parties, the reputation of any of DOV’s employees or the conduct of DOV’s business.

12. No Admission. The parties expressly deny any liability, or violation of any agreement with the other party or of state, federal, or local laws, regulations or ordinances. Accordingly, while this Agreement resolves all issues if any between the parties relating to any liability or violation of any such agreement or state, federal, or local laws, regulations or ordinances, this Agreement does not constitute an adjudication or finding on the merits and is not, and shall not be construed as, an admission by the parties of liability or any violation of such agreement or of any state, federal, or local laws, regulations or ordinances. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by either party of any liability or violation of such agreement or of any state, federal, or local laws, regulations or ordinances.

13. Modification. This Agreement may be modified or amended only by a written instrument duly signed by each of the parties hereto or their respective successors or assigns.

14. Controlling Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflict of laws.

15. Effect of Voiding or Revocation of Agreement. Horton agrees that if he does not return a signed and dated copy of this Agreement to DOV by May 22, 2006 or if he revokes this Agreement prior to the expiration of the Revocation Period, the provisions of this Agreement shall be void and of no further force and effect. Further, if Horton receives any compensation from DOV after May 5, 2006, and if (i) he fails to execute this Agreement by May 22, 2006, or (ii) he revokes his acceptance of this Agreement prior to the expiration of the Revocation Period, Horton agrees that DOV shall have the right to collect from him the amount of any such compensation.

16. Entire Agreement. This Agreement constitutes and contains the complete understanding of Horton and DOV with respect to the subject matter addressed in this Agreement, and supersedes and replaces all prior negotiations and all agreements, whether written or oral, concerning the subject matter of this Agreement. This is an integrated document.

17. Severability. If any provision of this Agreement is held invalid, such invalidation shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable.

18. Knowing and Voluntary Waiver. By his signature below, Horton represents that (i) he has been given a reasonable amount of time to consider this Agreement of not less than twenty-one (21) days; (ii) he fully understands the significance of the terms and conditions of this Agreement and has discussed them with his independent legal counsel, or has had a reasonable opportunity to have done so; (iii) he agrees to all the terms and conditions of this Agreement including, but not limited to, the releases, waivers and covenants in Paragraphs 3 through 6; and (iv) he has signed this Agreement voluntarily and of his own free will, with the full understanding of its legal consequences, and with the intent to be bound hereby.

19. Necessary Amendments to Comply with Section 409A. The parties acknowledge that certain payments to be made hereunder may be subject to Section 409A of the Code, and that the requirements of Section 409A are still being developed and interpreted at this time. In the event that (i) Horton reasonably determines that there is an ambiguity with respect to any provision of this Agreement that could cause such provision to be subject to Section 409A, such ambiguity shall be interpreted and resolved in the manner the parties agree to, or (ii) Horton reasonably determines that any amendment to this Agreement (including, but not limited to, the timing or form of payment) is necessary or appropriate in order to comply with Section 409A or avoid the application of Section 409A entirely, the parties agree to make such amendments, on a prospective or retroactive basis, provided that any such change shall be made in a manner that ensures, to the maximum extent reasonably possible, that Horton is not adversely affected by such change.

IN WITNESS WHEREOF, the parties to this Agreement, intending to be legally bound, have caused this Agreement to be executed on the dates indicated below.

DOV Pharmaceutical, Inc.

/s/ J. Robert Horton	By: /s/ Leslie Hudson
J. Robert Horton	Name: Leslie Hudson
Date: May 4, 2006	Title: President and CEO
Date: May 4, 2006